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                                                                     EXHIBIT 8.1


                         [MACLEOD DIXON LLP LETTERHEAD]


                                        June 18, 2002

MARATHON OIL CORPORATION
5555 San Felipe Road
Houston, Texas
77056-2723 U.S.A.

Dear Sirs:

RE:  MARATHON GLOBAL FUNDING CORPORATION
     ISSUE OF U.S. $400,000,000 PRINCIPAL AMOUNT OF 6% NOTES DUE JULY 1, 2012

We have acted as special Canadian tax counsel to Marathon Oil Corporation (the "Guarantor") in connection with the issue and sale by the Marathon Global Funding Corporation (the "Company") of U.S. $400,000,000 principal amount of 6% Notes due July 1, 2012 of the Company (the "Designated Securities") fully and unconditionally guaranteed by the Guarantor, pursuant to an Underwriting Agreement dated June 18, 2002 (the "Underwriting Agreement") that is incorporated by reference into the Pricing Agreement dated June 18, 2002 (the "Pricing Agreement") by and among the Company, the Guarantor and the several Underwriters named in Schedule I of the Pricing Agreement (the "Underwriters").

The Notes are issued pursuant to the provisions of a trust indenture (the "Indenture") dated as of June 14, 2002 between the Company, the Guarantor and JP Morgan Chase Bank, as trustee (the "Trustee").


Scope of Review, Assumptions and Qualifications

As such counsel, we have reviewed:

     (a)  the Underwriting Agreement;

     (b)  the Pricing Agreement;

     (c)  the Indenture;
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Marathon Oil Company
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     (d)  the prospectus of the Company dated June 17, 2002; and

     (e) the prospectus supplement of the Company dated June 18, 2002 relating to the offering of the Designated Securities filed with the SEC (the "Prospectus Supplement").


Applicable Law

This opinion is rendered solely with respect to the federal laws of Canada.


Opinion

Based upon the foregoing, we are of the opinion that, subject to the assumptions, qualifications and limitations set forth therein:

1. The information in the Prospectus Supplement under the caption "Canadian Federal Income Tax Considerations" is correct in all material respects.

At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to a current report of the Company on Form 8-K (the "Form 8-K").

Pursuant to the provisions of Rule 436(a) of the rules and regulations of the Commission under the Securities Act, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Prospectus Supplement and to the filing of this opinion with the Commission as an exhibit to the Form 8-K. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                        Yours very truly,

                                        MACLEOD DIXON LLP



                                        Per:      /s/ JAMES G. MCKEE
                                             -------------------------------
                                                      James G. McKee


JGM/le